Exhibit 5.1

June 30, 2015

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Sir/Madam:

Reference is made to this Registration Statement on Form S-8 being filed by you with the Securities and Exchange Commission, relating to the issuance under The Chemours Company Equity and Incentive Plan (the “Plan”) of up to 25,000,000 shares of The Chemours Company (hereinafter called “the Company”) $0.01 par value Common Stock (“Common Stock”). It is my opinion that:

(a)	the Company is duly organized and existing under the laws of the State of Delaware; and

(b)	all shares of Common Stock so registered are or will when sold, be legally issued, fully paid and nonassessable.

My opinion is limited to matters governed by the General Corporation Law of the State of Delaware. My opinion expressed herein is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the use of this opinion in connection with the above-mentioned Registration Statement.

Very truly yours,

/s/ David C. Shelton
David C. Shelton General Counsel